FMO
Finance for Development

Exhibit 10.44

Netherlands Development
Finance Company

Anna Van Saksenlaan 71
2593HW The Hague
The Netherlands
Telephone +31 (0)70 314 96 96
Website www.fmo.nl

Direct +31(0)70 314 9878
Fax +31(0)70 314 9762
E-Mail ftw@fmo.nl

By DHL
Pypo Holdings (HK) Company Limited
Attn:  Mr. Jackie Leong
48th Floor, Bank of China Tower
1 Garden Road
Central
Hong Kong
Tel:  +13 91 113 9083

Subject:   Consent, Waiver and Amendment Letter no. 2

Dear Mr. Leong,

Reference is made to:

1.
the Term Facility Agreement (the “Facility Agreement”), dated 30 January 2009 between Pypo Holdings (HK) Company Limited (the “Borrower”) and Nederlandse Financierings-Maatschappij voor Ontwikkelingslanden N.V. (“FMO”); and to

2.
the Borrower’s letter to FMO dated 30 July 2009 by which the Borrower informed FMO of a merger (the “Merger”) between Middle Kingdom Alliance Ltd., a company organized and existing under the laws of the Cayman Islands (“Middle Kingdom Alliance”) and the Borrower’s holding company Pypo Digital Company Limited by which Pypo Digital Company Limited will merge with, and into, Middle Kingdom Alliance by way of accession, all under the laws of the Cayman Islands.

Unless expressly defined herein, all capitalized terms herein shall have the meanings ascribed to them in the Facility Agreement.

The purpose of this letter (the “Consent Letter”) is to provide certain consents and waivers under, and to agree to certain amendments of the Facility Agreement and the Equity Pledge Agreement, all as set forth here below.

Consents and Waivers

Subject to the conditions set forth here below, and in response to the Borrower’s request thereto, FMO hereby:

Commercial Register
The Hague nr 270 78 545

FMO
Finance for Development

(i)
gives its consent to the Merger (as required by Sub-clauses 17.17 (Legal and beneficial ownership), 21.3 (Acquisitions) and 21.7 (Merger) of the Facility Agreement (hereinafter jointly, the “Relevant Clauses”)); and

(ii)
temporarily waives and defers, during the period starting retroactively on 31 March 2009 and ending on 1 April 2010, the obligation of the Borrower to comply with the following financial covenants as contained Clause 19 (Financial Covenants) of the Facility Agreement:

-	Sub-clause 19.1.1, 3rd bullet point, reading: “Solvency Ratio > 65%”;

-	Sub-clause 19.1.1, 4th bullet point, reading: “Adjusted Net Income c 20 million Euros for the financial year of 2009”;

-	Sub-clause 19.1.2, 2nd bullet point, reading: “Solvency Ratio c 60%”;

-	Sub-clause 19.1.2, 3rd bullet point, reading: “Current Ratio c 2”;

-	Sub-clause 19.1.2, 4th bullet point, reading: “Net Margin c 5%”; and

(iii)	gives its consent to a release of the Pledge under the Equity Pledge Agreement, in the manner as described under the heading “Amendment of the Equity Pledge Agreement” here below.

The above consents and waivers are given subject to the following conditions which must be satisfied before 1 April 2010:

(i)	the Merger shall have been completed before 1 October 2009 and shall be deemed a Qualified IPO as per the Term Facility Agreement entered into between the Borrower and FMO;

(ii)	FMO shall have received a legal opinion from the Borrower’s Cayman Islands external counsel confirming that the Merger has been completed in accordance with Cayman Islands law;

(iii)
Middle Kingdom Alliance and FMO shall have entered into a Corporate Guarantee Agreement on terms and conditions similar to the terms and conditions of Corporate Guarantee Agreement between Pypo Digital Company Limited and FMO dated 30 January 2009; and

(iv)	Middle Kingdom Alliance shall have confirmed to FMO in writing that on the IPO Premium Date, it shall pay to FMO the Additional IPO Premium (as defined here below).

Amendments to the Facility Agreement

Subject to the satisfaction of the conditions set forth under the heading “Consents and Waivers” here above, the parties hereto agree to the following amendments of the Facility Agreement.

FMO
Finance for Development

Amendment to Sub-clause 1.1 (Definitions)

The following definitions are hereby inserted in alphabetical order:

“Additional IPO Premium” means such number of bonus shares (credited as fully paid-up and free from any encumbrance) in the share capital of Middle Kingdom Alliance after the Merger to be issued at a price per share equal to the opening price per share as will be quoted on the day of commencement of the trading of its shares on the NASDAQ with a total value in Dollars equal to EUR 1.5 million on such day of commencement of trading.

“Additional IPO Premium Date” means the same date as the IPO Premium Date.

The definition of “Repayment Date” is hereby amended to read as follows:

“Repayment Date” means 15 August 2014, being the date on which the Loans shall be repaid in accordance with Sub-clause 6.1 (Repayment of Loans); but if any of that date is not a Business Day, then that Repayment date shall be deemed to be the immediately succeeding Business Day.”

Amendment to Sub-clause 8.3.1 (Schedule of interest and additional interest payments where a Qualified IPO occurs prior to the Termination Date)

A new Paragraph (e) is hereby added, immediately following Paragraph (d) of Clause 8.3.1 reading as follows:

(d)	the Borrower shall procure that FMO receives, on the IPO Premium Date, the Additional IPO Premium.

Amendment to Sub-clause 8.3.2 (Schedule of interest and additional interest payments where a Qualified IPO occurs prior to the Termination Date)

A new Paragraph (d) is hereby added, immediately following Paragraph (c) of Clause 8.3.1 reading as follows:

(d)	the Borrower shall procure that FMO receives, on the IPO Premium Date, the Additional IPO Premium.

Amendment to Schedule 19.1.1 (Financial Covenants), 3rd bullet point

The Solvency Ratio is hereby amended to read as follows:

•	Solvency Ratio > 40%.

Amendment of the Equity Pledge Agreement

FMO’s consent to a release of the Pledge under the Equity Pledge Agreement as described here below shall be subject to the condition that the Borrower has been in compliance with each of the financial covenants under Clause 19 (Financial Covenants) of the Facility Agreement during the period from 1 April 2010 until 1 October 2010.

Subject to the Borrower’s compliance with the financial covenants during the period from 1 April 2010 until 1 October 2010, FMO shall release the Pledge to the effect that the following amendment be made to the Equity Pledge Agreement.

FMO
Finance for Development

In the column “Registered Capital” of Schedule A (Equity Interests) of the Equity Pledge Agreement, the amount of RMB 700,000,000 (100%) as mentioned in that column shall be amended to read “RMB 210,000,000 (30%)”.

General

The Borrower hereby acknowledges and agrees that the above consents and waivers will be set aside and will cease to be effective, if the aforesaid conditions would not have not been satisfied to FMO’s entire satisfaction before 1 January 2010 or, solely in respect of the Equity Pledge Agreement, if the Borrower would have failed to comply with the financial covenants during the period from 1 April 2010 until 1 October 2010.

In such case, FMO shall notify the Borrower of the revocation of its consents and waivers given hereby and the Borrower hereby acknowledges and agrees that FMO’s revocation shall be binding.

Please be advised that the consents and waivers granted above are given exclusively and for the express purpose set out herein, on the terms and conditions as set out in this Consent Letter.

Please be further advised that no other consent or waiver is hereby given or intended, and the consents and waivers set out above do not constitute, and shall not be construed or implied as a consent or modification of any other term or condition of the Facility Agreement or, as applicable, the Equity Pledge Agreement, except as expressly set out above.

This Consent Letter is governed by, and shall be construed in accordance with, the laws of the Territory.

Please indicate your acceptance of, and agreement with, the terms and conditions of this Consent Letter by signing two (2) originals of this letter where indicated below and returning to FMO (Attention:  Legal Department), one (1) such original.

Yours faithfully,

NEDERLANDSE FINANCIERINGS-MAATSCHAPPIJ
VOOR ONTWIKKELINGSLANDEN N.V.

T.F. Bakels
Manager Private Equity	J. Franken
Director Legal Affairs

/s/	/s/

FMO
Finance for Development

ACCEPTED AND AGREED:

PYPO HOLDINGS (HK) COMPANY LIMITED

/s/ Fei Dongping

Name: Fei Dongping
Title: Director
Date: 17 August 2009